                                                                    EXHIBIT 12.1

                          CRUM & FORSTER HOLDINGS CORP.

        STATEMENT REGARDING CALCULATION OF RATIO OF CONSOLIDATED EARNINGS
                         TO CONSOLIDATED FIXED CHARGES
                FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003
               AND THE YEARS ENDED DECEMBER 31, 1998 THROUGH 2002
                                 (IN THOUSANDS)

                                                                                                                SIX MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,                      JUNE 30
                                           -----------------------------------------------------------------   ------------------
                                                    1998            1999      2000        2001        2002      2002       2003
                                           ---------------------   -------   -------   ---------    --------   -------   --------
                                                        FROM AND
                                            THROUGH       AFTER
                                           AUGUST 13    AUGUST 14
                                           ---------    ---------
Pre-tax income (loss) as reported          $(223,842)   $166,744   $46,605   $62,677   $(170,050)   $126,047   $25,343   $247,926

Income (loss) from equity investees                -           -         -         -           -       9,939     3,361     (2,678)
                                           ---------    --------   -------   -------   ---------    --------   -------   --------

Pre-tax income (loss) before
adjustment for income or loss from
equity investees                            (223,842)    166,744    46,605    62,677    (170,050)    116,108    21,982    250,604
                                           ---------    --------   -------   -------   ---------    --------   -------   --------

Fixed charges:

       Interest expense                          128         327     5,489     8,854      14,738      17,502     9,380      9,625

       Rentals representing interest           2,087       1,301     3,390     3,108       4,123       3,468     1,736      1,696
                                           ---------    --------   -------   -------   ---------    --------   -------   --------
          Total                                2,215       1,628     8,879    11,962      18,861      20,970    11,115     11,321
                                           ---------    --------   -------   -------   ---------    --------   -------   --------

Pre-tax income (loss) before income
or loss from equity investees plus
fixed charges                              $(221,627)   $168,372   $55,484   $74,639   $(151,189)   $137,078   $33,097   $261,925
                                           =========    ========   =======   =======   =========    ========   =======   ========


Ratio of earnings to fixed charges                (a)     103.4x      6.2x      6.2x          (b)       6.5x      3.0x      23.1x
                                           =========    ========   =======   =======   =========    ========   =======   ========

(a) Due to the Company's loss in the period ended August 13, 1998, the ratio coverage was less than 1:1. Additional earnings of $223,842 would have achieved a coverage ratio of 1:1.

(b) Due to the Company's loss in the period ended December 31, 2001, the ratio coverage was less than 1:1. Additional earnings of $170,050 would have achieved a coverage ratio of 1:1.